PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

May 7, 2018

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form S-1/A No. 1 of Vilacto Bio, Inc. (formerly Zlato, Inc.) of our report dated on July 7, 2016, on the audit of the financial statements of Zlato, Inc. as of March 31, 2016, and the related statements of operations, stockholders’ equity and cash flows for the year then ended.

Very truly yours,

/s/ PLS CPA

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PLS CPA, A Professional Corp.